UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 17, 2008
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction of
incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. EmployerIdentification No.)

5100 Tennyson Parkway,
Suite 1200, Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
This Form 8-K describes modifications to the compensation arrangements for our executive officers and directors to be made in 2009 as recommended by the Compensation Committee (the “Committee”) of our Board of Directors and ratified by the Board of Directors (the “Board”). The modifications include changes in director compensation, the setting of cash bonuses for 2008 to be paid in early 2009, the approval of equity awards for 2009 to be issued on January 2, 2009, the setting of base compensation for 2009, and changes in the awards being made as long-term incentive grants to our eleven executive officers, including our principal executive officer, principal financial officer, and our next three most highly compensated executive officers, who also comprise our Investment Committee, whose members are Gareth Roberts, Robert Cornelius, Phil Rykhoek, Tracy Evans and Mark Allen. Otherwise the compensation arrangements and plans described in previous filings remain in place.
Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Directors’ Compensation Arrangements
The Board approved increases in the cash retainer for members of our Board during 2009 from $50,000 to $60,000, and the additional cash amount paid to the Chairman of our Audit Committee was increased from $20,000 to $30,000.
•	Under the Company’s 2004 Omnibus Stock and Incentive Plan (the “Plan”) the Board also approved equity grants to each non-employee director, divided between grants of restricted stock and grants of stock appreciation rights (“SARs”) which are settled in stock, the value apportioned two-thirds to restricted stock and one-third to SARs. The number of shares to be covered by the equity grants is to be determined, and the awards are to be issued, on January 2, 2009 to each of the seven non-employee directors. Currently it is estimated that 5,641 shares of restricted stock and 6,489 SARs per director would be issued, compared to 2,400 shares of restricted stock awarded a year earlier.

•	the shares of restricted stock cliff vest 100% one year from the date of grant, except in the event of a director’s earlier death, disability or a change of control, all as defined in the Company’s restricted stock agreement and the Plan; and

•	the SARs to be issued will have an exercise price equal to the closing price of the Company’s common stock on the NYSE on the date of their award, January 2, 2009. The SARs will vest in one year and will expire seven years from the date of grant. Any increase in the stock price between the exercise price and the stock price on the exercise date will be paid solely in shares of Company common stock.

•	The number of restricted shares and SARs authorized to be granted will be determined by dividing (in a two-thirds/one-third ratio) a pro forma dollar amount as determined by the Committee in their compensation review by (1) for restricted stock, the higher of $13.00 per share or the closing price of the Company’s common stock as quoted on the NYSE on January 2, 2009, and (2) for

SARs, by $5.65, the approximate Black-Scholes value of the SARs based on the $13.00 per share utilized for the restricted stock. In comparison, the closing price of our common stock on the NYSE on December 16, 2008, the day before the awards were authorized, was $9.55 per share, 27% less than the $13.00 per share price utilized by the Committee as a floor in determining the number of shares to be covered by the awards. In making these determinations, the Committee believed that the then current quoted market price of the Company’s common stock was not an accurate representation of value, and the higher stock price was also used to reduce the number of equity awards that would have otherwise been granted in order to be certain that there would be enough authorized shares remaining under the Company’s plan for the year-end grants and for those employees projected to be hired in the first half of 2009. Utilization of the higher formulaic stock price effectively lowered the number of equity awards to each director.
Executive Officers’ Base Salaries
Effective January 1, 2009, the base salaries of officers will be increased by between 4.1% to 10.0% over 2008 base salary levels, with an average increase of 6.2% for members of our Investment Committee, and an average increase of 5.3% for all eleven executive officers. Base salaries for 2009 will be $550,000 for Gareth Roberts, $355,000 for Messrs. Cornelius, Evans, and Rykhoek, and $300,000 for Mark Allen.
Cash Bonus Grants to Employees and Officers
Since 1995, we have had a practice of paying cash bonuses to all of our employees and officers each year except in 1998, when no bonuses were paid. Since this practice began, we have paid cash bonuses ranging from 0% to 100% of base salary to our executive officers, depending on the Company’s results for that year, as recommended by the Committee. This general practice did not change in the awarding of bonuses for 2008.
Historically, our bonus practices classified employees into various levels or tiers for bonus compensation purposes, which levels generally correlate with base salary. Since 2007, the officers that are not part of the Investment Committee have been eligible for bonuses ranging from 0% to 70% of base salary and the officers that are members of the Investment Committee have been eligible for bonuses ranging from 0% to 100% of base salary. All of our bonuses are paid at the same relative percentage for each level (i.e., if the Committee determines that bonuses should be given at the upper end of the normal range, which for level one is 10%, then each other level would also be at the same upper end of the normal range). Bonus determinations are made by our Committee subjectively, not based on arithmetic methods, formulas, or specific targets, but based on an overall retrospective evaluation of our corporate results, taking into account a wide range of both non-numeric measures and financial and operational results, which measures and results are not determined until the year has concluded or is near conclusion.
Our Committee has concluded that cash bonuses for 2008 should be awarded at the level of 75% of the various bonus ranges for 2008, based upon a less than desired overall Company performance, particularly a shortfall in meeting its anticipated production levels, but not reduced below a level thought to be necessary to retain Company employees in the still-competitive employment market in the industry, which was previously communicated to all employees. As such, cash bonuses for 2008, to be paid in early 2009, will be at the 75th percentile level of the targeted ranges for all employees, which equates to 75% of base salary for Investment Committee members, or $374,942 for Gareth Roberts, $255,674 for Messrs. Cornelius, Evans, and Rykhoek, and $210,394 for Mark Allen. Bonuses for 2008 to be paid to the remaining officers were set by the Compensation Committee and equate to 52.5% of each such officer’s base salary, also 75% of that group’s bonus range.

Long-term Incentive Grants to Officers
Long-term incentive awards granted to officers in January 2008 were split into two pieces, one-half of which was a time-vesting restricted stock award, with the other half in the form of performance-based restricted stock, both of which will cliff vest on the March 31st immediately following the third anniversary of the date of grant. These performance-based restricted stock awards are to be earned (and eligible to vest) during a three year performance period, depending upon the Company’s level of success in achieving four specifically-identified performance targets. Generally, one-half of the shares earnable under the performance-based shares are to be earned for performance at the designated target levels (100% target vesting levels) or upon any earlier change of control, and twice that number of shares will be earned if the higher maximum target levels are met. If performance is below designated minimum levels for all performance targets, no performance-based shares will be earned. These targets chosen by our Committee were generally intended to be based upon controllable Company performance factors, which for the most part are intended to exclude the effect of changes in commodity prices.
In determining the long-term incentive grants to award to the officers in January 2009, the Committee generally left unchanged the overall compensation concept relating to the equity awards, but (1) made the portion comprised of performance shares eligible to vest based upon one year’s performance (for 2009), rather than three years’ performance as used in the prior year awards, and (2) split the awards into three equal portions, with two of the portions remaining the time-vesting awards and performance-based awards similar to those granted in January 2008, with the last portion to be SARs payable in common stock.
The officers will be granted shares on January 2, 2009, with determination of the number of awards to be granted computed by dividing a pro forma dollar amount for long-term incentive awards applicable to each officer, as determined by the Committee in their compensation review, by (1) for restricted stock, the higher of $13.00 per share or the closing price of the Company’s common stock as quoted on the NYSE on January 2, 2009, and (2) for SARs, by $5.65, the approximate Black-Scholes value of the SARs based on the $13.00 per share utilized for the restricted stock, and (3) for performance-based awards setting the 100% target level of awards at a number equal to the number of shares of restricted stock. In comparison, the closing price of our common stock on December 16, 2008, the day before the awards were authorized, was $9.55 per share, 27% less than the $13.00 per share price utilized by the Committee as a floor in determining the number of shares to be covered by the awards. In making these determinations, the Committee believed that the then current quoted market price of the Company’s common stock was not an accurate representation of value, and the higher stock price was also used to reduce the number of equity awards that would have otherwise been granted in order to be certain that there would be enough authorized shares remaining under the Company’s plan for the year-end grants and for those employees projected to be hired in the first half of 2009. Utilization of the higher formulaic stock price effectively lowered the number of equity awards to each officer.

The information below lists the awards that would be issued in January if a $13.00 per share formulaic stock price is used:

	Shares of	Shares of
	Time Vesting	Performance-
	Restricted	Based Stock (1)
	Stock (1)	(target amount)	SARs (1)
Gareth Roberts	54,128	54,127	124,541
Phil Rykhoek	34,937	34,936	80,385
Tracy Evans	34,937	34,936	80,385
Robert Cornelius	34,937	34,936	80,385
Mark Allen	29,524	29,524	67,931
Dan Cole	19,231	19,231	44,248
Ray Dubuisson	19,231	19,231	44,248
Brad Cox	19,231	19,231	44,248
Charlie Gibson	19,231	19,231	44,248
Barry Schneider	19,231	19,231	44,248
Jerry Ballard(2)	8,957	8,957	20,609

(1)	Estimated based upon a stock price of $13.00 per share and a Black Scholes value of $5.65 per SAR.

(2)	A full year’s $500,000 amount was pro-rated for the length of time during 2008 during which this officer was employed by the Company.
The above described restricted stock and SAR equity awards will cliff vest on March 31, 2012, and the above described performance shares will cliff vest on March 31, 2010, with all of the equity awards subject to an earlier vesting as a result of death, disability, or retirement as defined in the Plan or due to a change of control as defined in the Plan, but vesting on a change of control will apply only to shares issued to Messrs. Cole, Cornelius, Cox, Gibson, Schneider and Ballard.
The Committee made the additional following determinations with regard to the grants of equity awards:
•	that time vesting restricted shares be considered issued and outstanding upon issue but held by the Company’s transfer agent until vesting has occurred;

•	that performance shares not be considered issued and outstanding until vesting has occurred; and

•	that SARs awarded will have an exercise price equal to the closing price on the NYSE of the shares of the Company’s common stock on January 2, 2009. The SARs will expire seven years from the date of grant. Any increase in the stock price between the exercise price and the stock price on the exercise date will be paid solely in shares of Company common stock.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: December 23, 2008	By:	/s/ Phil Rykhoek
Phil Rykhoek
Senior Vice President & Chief Financial Officer